Exhibit 99.1

X-Rite Announces Agreement for Sale of Former Headquarters; Amendment of Promissory Note

GRAND RAPIDS, Mich.--(BUSINESS WIRE)--X-Rite, Incorporated, (NASDAQ: XRIT) a global leader in color technology, today announced that it has reached an agreement for the sale of its former headquarters and manufacturing facility located in Grandville, Michigan for $10 million. Concurrently, the company announced an amendment to its Promissory Note secured by a mortgage on the same facility, extending the maturity to July 30, 2008. The Promissory Note has an outstanding balance due of $8.7 million. The terms of the sale of the property are subject to certain conditions including a 60-day due diligence period. The sale is scheduled to close in 91 days. The buyer has the ability to extend the close under certain terms set forth in the sale agreement.

“We are pleased that we have reached an agreement to sell the former headquarters,” stated David A. Rawden, Interim Chief Financial Officer of X-Rite. “We have worked hard to find the right buyer in this transaction and feel that this is another positive step as we continue to improve the company’s financial health.” Rawden continued, “We are also happy to report that we have agreed on an extension of the Promissory Note as we continue to make progress in our refinancing efforts.”

About X-Rite

X-Rite is the global leader in color science and technology. The company, which now includes color industry leader Pantone, Inc., develops, manufactures, markets and supports innovative color solutions through measurement systems, software, color standards and services. X-Rite’s expertise in inspiring, selecting, measuring, formulating, communicating and matching color helps users get color right the first time and every time, which translates to better quality and reduced costs. X-Rite serves a range of industries, including printing, packaging, photography, graphic design, video, automotive, paints, plastics, textiles, dental and medical. For further information, please visit www.xrite.com.

Forward-Looking Statements and Disclaimer

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from those projected in the forward-looking statements, due to a variety of factors, some of which may be beyond the control of the company. Factors that could cause such differences include the impact of the company’s defaults under its credit agreements, the company’s ability to sustain increased sales, improve operations and realize cost savings, competitive and general economic conditions, ability to access into new markets, acceptance of the company’s products and other risks described in the company’s filings with the US Securities & Exchange Commission (“SEC”). The company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events or for any other reason.

CONTACT:
X-Rite, Incorporated
Dave Rawden, CFO, 616-803-2888
drawden@xrite.com